                        CABLEVISION SYSTEMS CORPORATION
                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 14, 1994
                             ---------------------

To the Stockholders:

    The annual meeting of the stockholders of Cablevision Systems Corporation will be held at the Company's executive offices, One Media Crossways, Woodbury, New York 11797, on Tuesday, June 14, 1994 at ten o'clock in the morning for the following purposes:

    1. To elect fourteen (14) directors, each to serve for a term of one year and until their respective successors shall have been duly elected and qualified;

    2. To authorize and approve an amendment to the Company's Certificate of Incorporation permitting the distribution of capital stock of a subsidiary of the Company with voting rights proportionate to those of the Company's Class A and Class B Common Stock;

    3. To authorize and approve an amendment to the Company's Amended and Restated Employee Stock Plan permitting the exercise of stock options granted under such plan separately from the exercise of stock appreciation rights granted in conjunction therewith;

    4. To authorize and approve an amendment to the Company's Amended and Restated Employee Stock Plan permitting the extension of the ten year term of an option granted under the plan in the event of the death of an option holder;

    5. To ratify and approve the appointment of KPMG Peat Marwick as independent auditors of the Company for the fiscal year 1994; and

    6. To transact such other business as may properly come before the meeting, or any adjournment thereof.

    Pursuant to the By-Laws, the Board of Directors has fixed the time and date for the determination of stockholders entitled to notice of and to vote at the meeting as of the close of business on May 17, 1994. Accordingly, only holders of record of issued and outstanding Common Stock of the Company on such date and at such time will be entitled to vote at the meeting, notwithstanding any transfer of any stock on the books of the Company thereafter.

                                          By order of the Board of Directors,

                                          ROBERT S. LEMLE
                                          EXECUTIVE VICE PRESIDENT,
                                          GENERAL COUNSEL AND SECRETARY

Woodbury, New York
May 24, 1994

 IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING AND WISH YOUR STOCK TO BE VOTED, PLEASE DATE, SIGN AND MAIL THE ACCOMPANYING FORM OF PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE.

                        CABLEVISION SYSTEMS CORPORATION
                               EXECUTIVE OFFICES
                              ONE MEDIA CROSSWAYS
                            WOODBURY, NEW YORK 11797

                            ------------------------

                                PROXY STATEMENT
                             ---------------------

                            SOLICITATION OF PROXIES

    The accompanying proxy is solicited by and on behalf of the Board of Directors of Cablevision Systems Corporation (the "Company") for use at the annual meeting of its stockholders to be held at the Company's executive offices, on June 14, 1994 at ten o'clock in the morning and at any and all adjournments thereof.


    The shares represented by the proxy will be voted at the annual meeting and will be voted as specified on the proxy with respect to the election of directors and with respect to Proposals (2), (3), (4) and (5) or, if no direction is indicated, will be voted in favor of the election as directors of the nominees listed below and in favor of such proposals. The person giving the proxy has the power to revoke it at any time before it is voted at the annual meeting by written notice to the Secretary of the Company, or upon request if such person is present at the annual meeting.


    The cost of solicitation will be borne by the Company. The Company may use the services of its directors, officers and other regular employees to solicit proxies personally or by telephone, and may request brokers, fiduciaries, custodians and nominees to send proxies, proxy statements and other material to their principals at the expense of the Company. This proxy statement and the accompanying proxy are being sent to the stockholders of the Company on or about May 24, 1994. The Company's Annual Report on Form 10-K for the Company's fiscal year ended December 31, 1993 is enclosed herewith.

                                 VOTING RIGHTS

    Pursuant to the By-Laws, the Board of Directors has fixed the time and date for the determination of stockholders entitled to notice of and to vote at the meeting as of the close of business on May 17, 1994. Accordingly, only holders of record of Common Stock of the Company on such date and at such time will be entitled to vote at the meeting, notwithstanding any transfer of any stock on the books of the Company thereafter. On April 1, 1994, the Company had outstanding 10,912,922 shares of Class A Common Stock, par value $.01 per share, each of which entitled the holder to one vote, and 12,411,532 shares of Class B Common Stock, $.01 par value per share, each of which entitled the holder to ten votes.

    Charles F. Dolan, the Chairman and Chief Executive Officer of the Company, beneficially owns shares of capital stock of the Company having the power to elect as directors the ten persons nominated by the Board of Directors for election by holders of Class B Common Stock, which directors would constitute a majority of the Board of Directors, and to authorize and approve Proposals (3),
(4) and (5).

                               BOARD OF DIRECTORS

    The Board of Directors of the Company met or acted by written consent in lieu of meeting ten times in 1993 and presently consists of 14 members, 9 of whom are officers of the Company or its subsidiaries.

BOARD COMMITTEES

    The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. The Board of Directors does not have a nominating committee.

    The Executive Committee consists of Messrs. Tatta, Bell, Lustgarten, Lemle and James Dolan. The Executive Committee is authorized to exercise, between meetings of the Board of Directors, all the powers thereof except as limited by Delaware law and except for certain specified exceptions including authorization of contracts with officers or directors, significant acquisitions, investments or guarantees, entering new businesses, the approval of operating budgets or the issuance of capital stock. The Executive Committee met, or acted by written consent in lieu of meeting, three times in 1993.


    The Audit Committee of the Board of Directors consists of Messrs. Hochman and Oristano. The functions of the Audit Committee are to review and report to the Board of Directors with respect to selection and the terms of engagement of the Company's independent public accountants and to maintain communications among the Board of Directors, such independent public accountants and the Company's internal accounting staff with respect to accounting and audit procedures, the implementation of recommendations by such independent public accountants, the adequacy of the Company's internal audit controls and related matters. The Audit Committee met one time in 1993.


    The Compensation Committee (formerly the Stock Option Committee) consists of Messrs. Charles Dolan, Hochman and Tatta. The functions of the Compensation Committee are (i) to represent the Board in discharging its responsibilities with respect to the Company's employee stock plans and, in doing so, to administer such plans with regard to, among other things, the determination of eligibility of employees, the granting of stock and/or options, and the termination of such plans and (ii) to determine the appropriate levels of compensation, including salaries, bonuses, stock and option rights and retirement benefits for members of the Company's senior management, subject to the approval of the Board of Directors. The Compensation Committee met, or acted by written consent in lieu of meeting, four times in 1993.

    Each member of the Board of Directors attended not less than 75% of the meetings of the Board of Directors, and of each Board committee of which he or she was a member, during 1993.

COMPENSATION OF DIRECTORS


    Directors who are not employees are paid a fee of $20,000 per year for services rendered in that capacity, a fee of $1,000 for each meeting attended in person and a fee of $500 for each meeting participated in by telephone. Members of the Audit Committee and members of the Compensation Committee who are not officers of the Company are paid a fee of $1,000 for each meeting attended in person and a fee of $500 for each meeting participated in by telephone. Non-employee members of the Board of Directors who serve on the Cablevision Employee Benefit Plans Investment Committee, receive a fee of $1,000 for each meeting attended in person and a fee of $500 for each meeting participated in by telephone. Mr. Tatta, a non-employee director, has a consulting agreement with the Company expiring in 1995 which provides for an annual consulting fee of $485,000, reimbursement of certain expenses and the continuation of certain life insurance and supplemental pension benefits provided to him when he was an employee. Pursuant to this consulting agreement under which Mr. Tatta assists senior management in strategic planning and performs special projects relating to the Company's business, Mr. Tatta is to provide not more than 50 percent of his professional time to the Company. Because Mr. Tatta provided substantially all of his professional time to the Company during 1993, Mr. Tatta also received an additional payment of $425,000 for such additional services. The aggregate compensation paid to Mr. Tatta for services rendered in 1993 (including supplemental life insurance and pension benefits) was $988,096.


                           (1) ELECTION OF DIRECTORS


    With respect to the election of directors, the Certificate of Incorporation of the Company currently provides that holders of Class A Common Stock vote as a separate class and are entitled to elect 25% of the total number of directors constituting the whole Board and, if such 25% is not a whole number, then the holders of Class A Common Stock are entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of directors. Holders of Class B Common Stock, voting as a separate class, are entitled to elect the remaining directors. Under the Company's By-Laws, the Board of Directors is to consist of at least three members, the exact number to be fixed by the Board. The Board has set the number of Directors to be elected at the annual meeting at fourteen directors (four of whom are to be elected by the holders of Class A Common Stock, and ten of whom are to be elected by the holders of Class B Common Stock), to hold office until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified. The four Class A Directors of the Company are elected by the favorable vote of a plurality of the shares of Class A Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of Directors. The ten Class B Directors of the Company are elected by the favorable vote of a plurality of the shares of Class B Common Stock present in person or represented by proxy at the meeting and entitled to vote on the election of Directors.


    All proxies received by the Board of Directors from holders of Class A Common Stock and Class B Common Stock will be voted for the election of the respective directors hereinafter shown as the nominees of each such respective class of Common Stock, if no direction to the contrary is given. In the event that any nominee is unable or declines to serve, the proxy solicited herewith may be voted for the election of another person in his or her stead. The Board of Directors knows of no reason to anticipate that this will occur. Abstentions from voting and broker non-votes (that is, shares held for customers of a broker but not voted because of a lack of instructions from the broker's customers) will have no effect on the outcome of the election of directors.

    The following table sets forth information at April 1, 1994 as to the nominees for election as directors of the Company.

            NOMINEES FOR ELECTION BY HOLDERS OF CLASS A COMMON STOCK

                                                                                                   DIRECTOR
                                                      PRINCIPAL OCCUPATION                       CONTINUOUSLY
     NAME OF NOMINEE        AGE                 AND POSITION(S) WITH THE COMPANY                    SINCE
- - --------------------------  ---  --------------------------------------------------------------  ------------
Charles D. Ferris           60   Director; Member, Mintz, Levin, Cohn, Ferris, Glovsky & Popeo,       1985
                                  P.C., Attorneys
Richard H. Hochman (1)(2)   48   Director; Managing Director of PaineWebber Incorporated              1986
Victor Oristano (1)         77   Director; Chairman of Alda Communications Corp.                      1985
A. Jerrold Perenchio        63   Director; General Partner of Chartwell Partners                      1987(3)

            NOMINEES FOR ELECTION BY HOLDERS OF CLASS B COMMON STOCK


                                                                                                   DIRECTOR
                                                      PRINCIPAL OCCUPATION                       CONTINUOUSLY
     NAME OF NOMINEE        AGE                 AND POSITION(S) WITH THE COMPANY                    SINCE
- - --------------------------  ---  --------------------------------------------------------------  ------------
William J. Bell (4)         54   Vice Chairman and Director                                           1985
Charles F. Dolan (2)        67   Chairman and Chief Executive Officer and Director                    1985
James L. Dolan (4)          38   Director and Chief Executive Officer of Rainbow Programming          1991
                                  Holdings, Inc.
Patrick F. Dolan            42   Director and News Director of News 12 Long Island                    1991
Robert S. Lemle (4)         41   Executive Vice President, General Counsel, Secretary and             1988
                                  Director
Marc A. Lustgarten (4)      47   Vice Chairman and Director                                           1985
Sheila A. Mahony            52   Vice President and Director                                          1988
Francis F. Randolph, Jr.    66   Vice Chairman and Director                                           1985
Daniel T. Sweeney (5)       64   Senior Vice President and Director                                   1985
John Tatta (2)(4)           73   Chairman of the Executive Committee and Director                     1985

- - ------------------------
(1)   Member of the Audit Committee.
(2)   Member of the Compensation Committee.
(3) Mr. Perenchio resigned from the Board of Directors on December 15, 1992 and was re-elected to the Board of Directors on February 9, 1993.
(4)   Member of the Executive Committee.
(5) Mr. Sweeney has notified the Company of his intention to retire as an executive officer and employee of the Company on June 30, 1994. Mr. Sweeney will remain a member of the Board of Directors following his retirement.

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY


    The following table sets forth the directors and executive officers of the Company as of April 1, 1994.

          NAME              AGE                        POSITION
- - ------------------------    ---    ------------------------------------------------
Charles F. Dolan            67     Chairman, Chief Executive Officer and Director
William J. Bell             54     Vice Chairman and Director
Marc A. Lustgarten          47     Vice Chairman and Director
Francis F. Randolph, Jr.    66     Vice Chairman and Director
Robert S. Lemle             41     Executive Vice President, General Counsel,
                                    Secretary and Director
Barry J. O'Leary            50     Senior Vice President, Finance and Treasurer
Daniel T. Sweeney           64     Senior Vice President and Director
Sheila A. Mahony            52     Vice President and Director
Jerry Shaw                  47     Vice President and Controller
James L. Dolan              38     Director and Chief Executive Officer of Rainbow
                                    Programming Holdings, Inc.
Patrick F. Dolan            42     Director and News Director of News 12 Long
                                    Island
John Tatta                  73     Chairman of the Executive Committee and Director
Charles D. Ferris           60     Director
Richard H. Hochman          48     Director
Victor Oristano             77     Director
A. Jerrold Perenchio        63     Director

    All directors hold office until the annual meeting of stockholders of the Company next following their election and until their successors are elected and qualified. All executive officers are elected to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

    Information with respect to the business experience and affiliations of the directors and executive officers of the Company is set forth below.

    Charles F. Dolan -- Chairman, Chief Executive Officer and director of the Company since 1985. Founded and acted as the General Partner of the Company's predecessor from 1973 until 1985. Established Manhattan Cable Television in 1961 and Home Box Office in 1971. General Partner of Cablevision of Chicago, Cablevision of Boston and Cablevision of Brookline Limited Partnership.

    William J. Bell -- Vice Chairman and director of the Company since 1985. Joined the Company's predecessor in 1979. Former Assistant Treasurer of General Instrument Corporation, the parent company of the Jerrold Electronics Division, where he managed a finance subsidiary dedicated to cable television from 1976 to 1979.

    Marc A. Lustgarten -- Vice Chairman of the Company since 1989. Director of the Company since 1985. Executive Vice President of the Company from 1985 to 1989. Affiliated with the Office of the Corporation Counsel for The City of New York prior to joining the Company's predecessor in 1975.

    Francis F. Randolph, Jr. -- Vice Chairman and director of the Company since 1985. Partner in the law firm of Cravath, Swaine & Moore, New York, New York, from 1963 to 1981, when he joined the Company's predecessor.

    Robert S. Lemle -- Director of the Company since 1988. Executive Vice President, General Counsel and Secretary since February 9, 1994. Senior Vice President, General Counsel and Secretary of the Company from

1986 to February 9, 1994 and Vice President, General Counsel and Secretary of the Company from 1985 to 1986. Associated with the law firm of Cravath, Swaine & Moore, New York, New York, from 1978 to 1982, when he joined the Company's predecessor.

    Barry J. O'Leary -- Senior Vice President of the Company since 1986, Vice President of the Company from 1985 to 1986 and Treasurer of the Company since 1985. Joined the Company's predecessor in 1984. Formerly with The Toronto-Dominion Bank from 1967 to 1984, most recently as Vice President of its U.S.A. Division.


    Daniel T. Sweeney -- Senior Vice President and director of the Company since 1985. Vice President of the Company's predecessor since 1973. First Chief Operating Officer of Home Box Office. Mr. Sweeney has notified the Company of his intention to retire as an executive officer and employee of the Company on June 30, 1994. Mr. Sweeney will remain a member of the Board of Directors following his retirement.



    Sheila A. Mahony -- Vice President and director of the Company since 1988. Vice President of Government Relations and Public Affairs of the Company and its predecessor since 1980. Formerly Executive Director of the Carnegie Commission from 1977 to 1979. Prior to Ms. Mahony's position as Executive Director of The Cable Television Information Center of the Urban Institute from 1972 to 1977, she served as Assistant Corporation Counsel for the City of New York from 1967 to 1972.


    Jerry Shaw -- Vice  President and Controller of  the Company since 1986  and
Controller   of  the  Company  since  1985.  Formerly  with  Warner  Amex  Cable
Communications Inc. as Assistant Controller from 1983 to 1985.

    James L. Dolan -- Director of the Company since 1991 and Vice President of the Company from 1987 to 1993. Chief Executive Officer of Rainbow Programming Holdings, Inc. since 1992. Director of Advertising Sales from 1985 to 1992. Manager of Advertising Sales from 1983 to 1985. James L. Dolan is the son of Charles F. Dolan and the brother of Patrick F. Dolan.

    Patrick F. Dolan  -- Director of  the Company since  1991. News Director  of
News 12 Long Island since 1991 and Special Projects Director of News 12 Long Island from 1986 to 1991. Patrick F. Dolan is the son of Charles F. Dolan and the brother of James L. Dolan.


    John Tatta -- Director of the Company since 1985. Chairman of the Executive Committee of the Company and consultant to the Company since January 1, 1992. President of the Company from 1985 to December 31, 1991. Chief Operating Officer of the Company from 1985 to 1989 and of the Company's predecessor since 1973. Former Vice President of Manhattan Cable Television.


    Charles D. Ferris -- Director of the Company since 1985. Member of the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. since 1981. Chairman of the FCC from October 1977 until April 1981. General Counsel to the Speaker of the United States House of Representatives during 1977. Chief Counsel for the United States Senate Majority and Chief Counsel to Senate Majority Leader from 1963 to 1977.

    Richard H. Hochman -- Director of the Company since 1986. Managing Director of PaineWebber Incorporated since 1990. Managing Director of Drexel Burnham Lambert, Incorporated from 1984 to 1990. In June, 1990, a petition under the Federal bankruptcy laws was filed by Drexel Burnham Lambert, Incorporated. From 1969 to 1984, Mr. Hochman was associated with E.F. Hutton & Company Inc., most recently as Senior Vice President from 1979 to 1984. Mr. Hochman is also a member of the Board of Directors of Alliance Entertainment Corporation.

    Victor Oristano -- Director of the Company since 1986. Chairman of Alda Communications Corp., a holding company which has built and operated cable television systems in Connecticut, Florida, New Jersey, Pennsylvania and England since 1975. Mr. Oristano is also a member of the Board of Directors of People's Choice TV, Corp.

    A. Jerrold Perenchio -- Director of the Company since 1987. Chief Executive Officer of Univision Television Group, a spanish language broadcast television network, from 1992 to present. General Partner, Chartwell Partners from 1983 to present. Co-owner Malibu Bay Company from 1989 to present. President and owner of Embassy Films Inc. and General Partner of Embassy Films Associates from 1984 to present. President of Clifton Way, Inc., Driving Miss Daisy Productions, Jerrold Investments, Inc. and Perenchio Pictures, Inc. Partner in the Blade Runner Partnership, the Zanuck Company and Ioki Partners. Each of these companies is engaged in the production or finance of motion pictures or other entertainment products.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth (i) the number and percent of shares of Class A and Class B Common Stock owned of record and beneficially as of April 1, 1994 by each director and each executive officer or former executive officer of the Company named in the summary compensation table below and (ii) the name, address and the number and percent of shares of Class A and Class B Common Stock owned of record and beneficially by persons beneficially owning more than five (5%) percent of any class.

                                                                                                     COMBINED
                                                                                                   VOTING POWER
                                                                                                   OF CLASS A &
                                           CLASS A COMMON     CLASS B COMMON    CLASS A & CLASS       CLASS B
                                               STOCK              STOCK          B COMMON STOCK    COMMON STOCK
                                            BENEFICIALLY       BENEFICIALLY       BENEFICIALLY      BENEFICALLY
NAME AND ADDRESS                             OWNED (1)         OWNED (1)(2)       OWNED (1)(2)     OWNED (1)(2)
- - ----------------------------------------  ----------------   ----------------   ----------------   -------------
Charles F. Dolan (2)(3)(4) .............    415,000   3.8%   6,852,944  55.2%   7,267,944  31.2%   51.1%
One Media Crossways
Woodbury, NY 11797
The Capital Group, Inc. (5) ............  1,293,950  11.9%      --       --     1,293,950   5.5%    *
Capital Research and
Management Company (5)
333 South Hope Street
Los Angeles, CA 90071
The Equitable Companies ................  1,023,085   9.4%      --       --     1,023,085   4.9%    *
Incorporated (6)
787 Seventh Avenue
New York, NY 10019
Harris Associates L.P. (7) .............    575,303   5.3%      --       --       575,303   2.5%    *
Harris Associates, Inc. (7)
2 North LaSalle Street
Chicago, IL 60602
John MacPherson, Trustee (8) ...........      3,000   *      1,899,074  15.3%   1,902,074   8.2%   14.1%
21 Old Town Lane
Halesite, NY 11743
Jerry Weiss, Trustee (9) ...............     --       --     3,620,940  29.2%   3,620,940  15.6%   26.8%
Weiss & Company
One Northfield Plaza Suite 400
Northfield, IL 60093
John Tatta (10).........................     96,500    *        --       --        96,500    *       *
William J. Bell (11)(12)(13)............    177,059   1.6%      --       --       177,059    *       *
Francis F. Randolph, Jr. (12)(14).......    464,000   4.1%      --       --       464,000   2.0%     *
Robert S. Lemle (12)(13)................    140,511   1.3%      --       --       140,511    *       *
Marc Lustgarten (11)(12)(13)............    162,750   1.5%      --       --       162,750    *       *
Sheila A. Mahony (12)(13)...............     40,596    *        --       --        40,596    *       *
Daniel T. Sweeney (12)(13)..............     41,111    *        --       --        41,111    *       *
Charles D. Ferris.......................      1,000    *        --       --         1,000    *       *
Richard H. Hochman......................      1,000    *        --       --         1,000    *       *
Victor Oristano (15)....................      1,000    *        --       --         1,000    *       *
A. Jerrold Perenchio (16)...............    300,000   2.7%      --       --       300,000   1.3%     *
James L. Dolan (17).....................     29,500    *        --       --        29,500    *       *
Patrick F. Dolan (18)...................     11,500    *        --       --        11,500    *       *
All executive officers and directors as
a group (16 persons) (11)(12)(13).......  1,937,302  16.2%   6,852,944  52.2%   8,790,246  36.1%   51.8%

- - ------------------------------
 *   Represents less than one percent.
 (1) Beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise. Unless indicated, beneficial ownership disclosed consists of sole voting and investment power. Beneficial ownership of Class A Common Stock is exclusive of the shares of Class A Common Stock that are issuable upon conversion of shares of Class B Common Stock.

 (2) Class B Common Stock is convertible into Class A Common Stock at the option of the holder on a share for share basis. The holder of one share of Class A Common Stock is entitled to one vote at a meeting of stockholders of the Company, and the holder of one share of Class B Common Stock is entitled to ten votes at a meeting of stockholders of the Company except in the election of directors.
 (3) Includes 401,500 shares of Class A Common Stock owned by the Dolan Family Foundation, a New York not-for-profit corporation, the sole members of which are Charles Dolan and his wife, Helen A. Dolan. Neither Mr. Dolan nor Mrs. Dolan has an economic interest in such shares, but Mr. Dolan and his wife share the ultimate power to vote and dispose of such shares. Under certain rules of the Securities and Exchange Commission, so long as Mr. Dolan and his wife retain such powers, each of Mr. Dolan and his wife is deemed to have beneficial ownership thereof. Also includes 5,000 shares of Class A Common Stock owned directly by Mrs. Dolan.
 (4) Does not include an aggregate of 5,558,038 shares of Class B Common Stock held by trusts for the benefit of Dolan family interests (the "Dolan Family Trusts"). The Dolan Family Trusts also own an aggregate of 94,026 shares of Series C Preferred Stock which, commencing on December 30, 1997, may be converted by the Company into shares of Class B Common Stock, in lieu of redeeming such shares for cash. Mr. Dolan disclaims beneficial ownership of the shares owned by the Dolan Family Trusts, in that he has neither voting nor investment power with respect to such shares.
 (5) The Company has been informed that certain subsidiaries of The Capital Group, Inc., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, including Capital Research and Management Company, also an investment advisor registered under Section 203, hold an aggregate of 1,293,950 Shares of Class A Common Stock. Such companies exercise sole dispositive power with respect to all such shares and sole voting power with respect to 258,500 of such shares. Of such amount, Capital Research and Management Company exercises sole dispositive power with respect to 785,000 of such shares. Both The Capital Group, Inc. and Capital Research and Management Company disclaim beneficial ownership of all such shares pursuant to rule 13d-4 under The Securities Exchange Act of 1934.
 (6) The Company has been informed that certain operating subsidiaries of The Equitable Companies Incorporated exercise sole investment discretion over various institutional accounts which own 1,023,085 shares of Class A Common Stock, and that such operating subsidiaries exercise sole dispositive power with respect to all of such shares and sole voting power with respect to 894,145 of such shares.
 (7) The Company has been informed that Harris Associates L.P. and Harris Associates, Inc., the general partner of Harris Associates, L.P., together beneficially own an aggregate 575,303 shares of Class A Common Stock. Each such company exercises sole dispositive power over 406,303 of such shares and shared dispositive power over 169,000 of such shares.
 (8) Includes an aggregate of 1,899,074 shares of Class B Common stock held by various trusts for the benefit of members of Charles Dolan's family for which Mr. MacPherson serves as Trustee and, in such capacity, exercises sole voting power and dispositive power with respect to such shares. Such trusts also own an aggregate of 38,724 shares of Series C Preferred Stock.
 (9) Includes an aggregate of 3,620,964 shares of Class B Common Stock held by various trusts for the benefit of members of Charles Dolan's family for which Mr. Weiss serves as Trustee and, in such capacity, exercises sole voting power and dipositive power with respect to such shares. Such trusts also own an aggregate of 55,302 shares of Series C Preferred Stock.
(10) Does not include 264,375 shares of Class A Common Stock held by the Tatta Family Group. The Tatta Family Group is a New York limited partnership, the general partners of which are six trusts for the benefit of Tatta family interests (the co-trustees of each of which are Stephen A. Carb, Esq. and either Deborah T. DeCabia or Lisa T. Crowley, each a daughter of John Tatta who has been since 1985 a director and was from 1985 until 1991 the President of the Company), and the limited partners of which are trusts for the benefit of Mr. Tatta and Tatta family interests (the trustee of each of which is Stephen A. Carb, Esq.). Mr. Tatta, who, as of April 1, 1994, was the holder of 96,500 shares of Class A Common
     Stock, disclaims beneficial ownership of the stock beneficially owned by trusts for the benefit of his family, in that he has neither voting nor investment power with respect to such shares.
(11) Includes shares owned by children of the individuals listed, which shares represent less than 1% of the outstanding Class A Common Stock.
(12) Includes shares of Common Stock issuable upon the exercise of options granted pursuant to the Company's Amended and Restated Employee Stock Plan or its predecessor plans which on April 1, 1994 were unexercised but were exercisable within a period of 60 days from that date. These amounts include the following number of shares for the following individuals: Bell
     169,700;  Randolph  462,500;  Lemle  134,950;  Lustgarten  154,700;  Mahony
     38,300;  Sweeney 28,300;  all executive officers  and directors  as a group
     1,037,675.
(13) Includes shares of Common Stock issuable upon the vesting of bonus award shares granted pursuant to the Company's Amended and Restated Employee
     Stock Plan or its predecessor plans which on April 1, 1994 were unvested but which vest within a period of 60 days from that date. These amounts include the following number of shares for the following individuals: Bell
     7,050; Lemle 5,350; Lustgarten 7,050; Mahony 2,150; Sweeney 2,150; all executive officers and directors as a group 29,950. Bonus award shares are payable either in cash or shares of common stock or in a combination of cash and shares at the option of the Company.
(14) Includes 500 shares of Class A Common Stock held by The Utopia Fund and 500 shares of Class A Common Stock held by The Sarah Tod Fund. The Utopia Fund and The Sarah Tod Fund are both private charitable trusts of which Mr.
     Randolph is the sole trustee. Mr. Randolph disclaims beneficial ownership of the shares of Class A Common Stock held by The Utopia Fund and The Sarah
     Tod Fund in that neither Mr. Randolph nor any member of his immediate family has a vested interest in the income or corpus of such trusts.
(15) The shares listed are owned by Alda Investment Company, a Florida partnership consisting of members of the Oristano family.
(16) The shares listed are owned by the A. Jerrold Perenchio Living Trust.
(17) Includes 28,500 shares of Class B Common Stock owned by trusts for minor children as to which James L. Dolan disclaims beneficial ownership.
(18) Includes 9,500 shares of Class B Common Stock owned by trust for minor child as to which Patrick F. Dolan disclaims beneficial ownership.

    The Dolan family interests (other than Charles Dolan) have agreed with the Company that in the case of any sale or disposition by Dolan family interests (other than Charles Dolan) of shares of Class B Common Stock to a holder other than Charles Dolan or Dolan family interests, the Class B Common Stock will be converted on the basis of one share of Class A Common Stock for each share of Class B Common Stock.

    Charles Dolan is able to control the affairs and policies of the Company and elect 75% of the Company's Board of Directors and may be considered to be the "parent" of the Company, as such term is defined in the Act, and the rules and regulations thereunder.

    REGISTRATION RIGHTS. The Company has granted to each of Charles Dolan, certain Dolan family interests and the Dolan Family Foundation the right to require the Company to register, at any time prior to the death of both Mr. Dolan and his wife, the shares of Class A Common Stock held by them provided that the shares requested to be registered shall have an aggregate market value of at least $3,000,000. There is no limitation on the number or frequency of the registrations that such parties can demand pursuant to the preceding sentence. After the death of both Mr. Dolan and his wife, such parties will be permitted one additional registration. In addition, the Company has granted such parties "piggyback" rights pursuant to which they may require the Company to register their holdings of Class A Common Stock on any registration statement under the Act with respect to an offering by the Company or any security holder thereof (other than a registration statement on Form S-8, S-4, S-15 or any successor form thereto).

    The Company has granted Mr. Tatta and certain Tatta family interests the right to require the Company, on any date, with the consent of Charles Dolan, his widow or the representative of the estate of Mr. Dolan or his wife, to register the shares of Class A Common Stock held by them provided that the shares requested to be registered have an aggregate market value of at least $3,000,000. After the death of both Charles Dolan and his wife, such parties will be permitted to demand only one registration. Such parties have also been granted piggyback registration rights identical to those described above, provided that in certain instances they receive written consent of Mr. Dolan, his widow or the representative of the estate of Mr. Dolan or his wife.

    Pursuant to an Agreement of Sale and Assignment, dated as of February 14, 1989 among the A. Jerrold Perenchio Living Trust (the "Perenchio Trust"), the Company, Mr. Tatta and certain Tatta family interests, the Perenchio Trust was assigned registration rights with respect to the 270,000 shares of Class A Common Stock purchased under such agreement. In connection with an option granted to Mr. Randolph to acquire 840,000 shares of Class A Common Stock pursuant to the Company's 1986 Nonqualified Stock Option Plan, the Company granted to Mr. Randolph a limited right to require the Company to register such shares. Pursuant to these agreements, in 1990 the Company filed a registration statement on Form S-3 with respect to these shares and has agreed to use its best efforts to keep such registration statement continuously effective until such time as all the shares covered thereby have been publicly sold.

    The demand and piggyback registration rights described above are subject to certain limitations which are intended to prevent undue interference with the Company's ability to distribute securities.

                             CONFLICTS OF INTEREST

    Charles Dolan and certain other principal officers of the Company and various affiliates of the Company are subject to certain conflicts of interest. These conflicts include, but are not limited to, the following:

    BUSINESS OPPORTUNITIES. Through various affiliates of the Company, Charles Dolan is engaged in the ownership and operation of cable television systems in Boston and Chicago. The cable television systems owned and operated by Dolan affiliates are substantially fully built.


    Charles Dolan may from time to time be presented with business opportunities which would be suitable for the Company and affiliates of the Company in which Mr. Dolan and his family have varying interests. Mr. Dolan has agreed that he will own and operate cable television systems only through the Company, except for cable television systems owned and operated under franchises held by Mr. Dolan or affiliates of Mr. Dolan as of January 27, 1986, any expansions of such systems within the same county or an adjacent county, and systems which the Company elects not to acquire under its right of first refusal. Except for any such expansions, Mr. Dolan will offer to the Company the opportunity to acquire or invest in any cable television system or franchise therefor or interest therein that is offered or available to him or his family interests. If a majority of the members of the Board of Directors who are not employees of the Company or any of its affiliates (the "Independent Directors") rejects such offer, Mr. Dolan or such family interests may acquire or invest in such cable television system or franchise therefor or interest therein individually or with others on terms no more favorable to Mr. Dolan than those offered to the Company. Mr. Dolan's interests in companies other than the Company may conflict with his interest in the Company.


    Except for the limitations on the ownership and operation of cable television systems as described above, Mr. Dolan is not subject to any contractual limitations with respect to his other business activities and may engage in programming and other businesses related to cable television. A significant portion of Mr. Dolan's time may be spent, from time to time, in the management of such affiliates. Mr. Dolan will devote as much of his time to the business of the Company as is reasonably required to fulfill the duties of his office. During 1993, approximately 90% of Mr. Dolan's professional time was devoted to the business of the Company.

    In the event that Charles Dolan or any Dolan family interest decides to offer (other than to any Dolan family interest or an entity affiliated with Mr. Dolan) for sale for his, her or its account any of his, her or its ownership interest in any cable television system or franchise therefor, he, she or it will (subject to the rights of third parties existing at such time) offer such interest to the Company. Mr. Dolan or such Dolan family interest may elect to require that, if the Company accepts such offer, up to one-half of the consideration for such interest would consist of shares of Class B Common Stock, which shares will be valued at the prevailing market price of the Class A Common Stock and the remainder would consist of shares of Class A Common Stock and/or cash. If a majority of the Independent Directors rejects such offer, Mr. Dolan or such Dolan family interest may sell such interest to third parties on terms no more favorable to such third parties than those offered to the Company.


    SERVICES RENDERED TO AFFILIATES. Cablevision Systems Services Corporation, a corporation wholly owned by Charles Dolan ("CSSC") is a party to management agreements with various affiliates of the Company. The agreements generally provide for payment of a specified percentage of revenues to CSSC for management services rendered to such affiliates and the reimbursement of certain expenses. The employees of CSSC have become employees of the Company. Accordingly, the Company pays the compensation of such employees and incurs related overhead expenses. To the extent that such employees (other than Charles Dolan) render services to affiliated entities on an as-needed basis, such entities reimburse the Company for an allocable portion of such employees' compensation and related expenses. The affiliated entities are not otherwise obligated to reimburse the Company for such employees' compensation and related expenses.


    The executive officers of the Company devote such time to the business of the Company as is reasonably required to fulfill the duties of their offices. However, pursuant to management agreements, certain of the executive officers of the Company are involved in the management of affiliated entities which requires significant amounts of their time and which could conflict with their duties to the Company. To the extent that there are conflicting demands for the services of such executive officers, such conflict is resolved in favor of the Company.

    CONTRACTS WITH  AFFILIATES.   The  Company from  time  to time  enters  into
agreements with entities in which Charles Dolan or his affiliates have substantial interests. In order to take advantage of cost savings attributable to the combined purchasing power of CSSC and its affiliates, CSSC purchases a premium programming service from an unaffiliated program supplier. CSSC makes such service available to the Company at CSSC's cost in return for the Company's assumption of a portion of CSSC's obligations under its agreements with such unaffiliated program supplier. In 1993, an aggregate of $8,008,738 was paid by the Company to or on behalf of CSSC for such premium programming service. The Company also purchases certain other premium television services produced or distributed by affiliates at rates comparable to those charged to similarly situated entities unrelated to such affiliates.

    The Company also may, from time to time, enter into other arrangements with affiliates for the joint purchase or lease of equipment. The terms of any such agreements will not be fixed pursuant to arm's-length negotiations but are expected to be at least as favorable as arrangements which could be made with third parties.

    As described under "Compensation Committee Interlocks and Insider Participation" below, Atlantic Publishing holds an interest in a company that publishes a weekly cable television guide which is sold to the Company's subscribers.

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors of the Company is comprised of Charles Dolan, John Tatta and Richard Hochman. Mr. Dolan is the Chairman and Chief Executive Officer of the Company. Mr. Tatta, the Chairman of the Company's Executive Committee and former President of the Company, is not currently an employee of the Company but is a consultant to the Company (see "Board of Directors -- Compensation of Directors", above). Mr. Hochman is not an employee of the Company. The Compensation Committee's responsibilities include determining the appropriate levels of compensation for members of the Company's senior management, including salaries, bonuses, stock and option rights and retirement benefits, subject to the approval of the Board of Directors. Mr. Tatta and Mr. Hochman make the determinations of compensation for Mr. Dolan and members of his family subject to the approval of the Board of Directors.

    The Company's executive compensation program is designed to attract and retain highly qualified and motivated management personnel, to appropriately reward individual executives for their contributions to the attainment of the Company's key strategic goals, and to link the interests of executives and stockholders through performance-based annual cash incentives and stock-based long-term incentives. The Compensation Committee meets with an outside consultant at least annually to evaluate how well the Company's executive compensation program adheres to this philosophy and to evaluate the level and mix of salary, annual bonuses and long-term incentives.

    This Committee report first describes the components of the executive compensation program, the policies used by the Compensation Committee in determining compensation levels for senior executives and their application in 1993. It then describes the manner in which 1993 compensation determinations were made for the Company's Chairman and Chief Executive Officer, Charles Dolan.

    COMPENSATION PROGRAM  COMPONENTS.   The major  components of  the  executive
compensation program are base salaries, annual cash bonus incentives and long-term stock incentives, as follows:

    BASE SALARIES. Base salaries are determined within the framework of a structure of position grades and salary ranges, developed and maintained with the assistance of the Committee's outside consultant, to which executive positions have been assigned based on an evaluation and comparison of the scope, complexity and impact of each position's responsibilities with that of other executive positions within the Company, and on the Committee's view of general salary trends for executive and managerial positions based on information derived by its outside consultant from various published sources such as the Cable Television Administrative and Marketing Society (CTAM) MSO Compensation Study and the Towers Perrin Media Industry Compensation Survey. The published services considered by the consultant include information with respect to approximately one hundred companies from all segments of the media industry. While seven of the nine companies included in the Peer Group Index utilized in the Performance Graph below participate in various surveys reviewed by the consultant (including the CTAM and Towers Perrin Surveys), the Committee believes that consideration of a larger number of companies including both publicly traded and non-publicly traded companies provides a more appropriate basis for review of salary trends than does the limited group of nine companies included in the Peer Group Index. Each year the Committee, with the assistance of its consultant, reviews this salary structure to determine the adjustment needed to reflect the general rate of salary inflation for executive and managerial positions. For each of the past three years, this structure adjustment has been in a range of 4.0 to 4.5 percent.

    In reviewing individual base salaries each year within the framework of the Company's executive salary structure, the Committee first determines the adjustments needed to reflect general salary trends and inflation, and then further adjusts the base salary of each individual executive to reflect the Committee's assessment of the executive's individual performance of his duties and responsibilities without regard to measures of corporate performance. Overall, the Committee seeks to ensure that the base salaries of the Company's executives are in the median of the range for similar positions at other similarly situated companies. The Committee relies in doing so on the recommendations of the consultant, which are based on the consultant's general knowledge of industry trends, and does not engage in any direct comparison between particular executive salaries and those of any particular company or group of companies.

    ANNUAL CASH BONUS INCENTIVES. Cash bonus incentives for executives are determined each year by the Committee. In making bonus determinations, the Committee begins with the guideline bonus opportunity (expressed as a percentage of base salary) that has been assigned to each executive's salary grade. The guideline bonus opportunities currently range from 50% of salary for senior executives to 15% of salary for lower level managers. The guideline bonus opportunity constitutes neither a minimum nor a maximum bonus amount. Actual bonuses may range from zero percent of salary to a maximum of 175 percent of the guideline bonus opportunity. The 50 percent guideline bonus for the Company's most senior executives reflects the Committee's determination that for this group, the desired mix of total cash compensation at guideline should be one-third in variable compensation (through incentive bonus) and two-thirds in fixed compensation (through base salary). The Committee believes that variable compensation for less senior executives and managers should constitute a smaller portion of total cash compensation because of their lesser responsibilities for total Company performance. The Committee adjusts the guideline bonus for each executive upwards or downwards (within the range of 0% to 175% of guideline) on a subjective basis, taking into consideration the degree to which pre-established Company or subsidiary performance objectives formulated by the Company have been achieved and the individual executive's contribution to the achievement of these performance objectives.

    In 1993, the guideline bonus opportunity for each of the Chief Executive Officer and the four other highest paid executives listed in the tables beginning on page 14 was 50 percent of salary and the maximum allowable bonus was 87.5 percent of salary. The calculated guideline bonuses for these executives were first adjusted to reflect the achievement of applicable Company/subsidiary performance objectives, both quantitative and qualitative. Quantitative objectives for 1993 were cash flow increase (for the Company or the applicable subsidiary), decrease in the ratio of debt to cash flow, improvement in cash flow margin, increase in cash flow per subscriber and growth in subscribers. Qualitative objectives for 1993 were improving the Company's capital structure, accomplishing strategic acquisitions, improving the Company's level of customer service and adaptation to newly imposed federal regulations. While specific target levels are set for each of the quantitative objectives, the determination of the achievement of qualitative objectives is made on a subjective basis.


    After adjusting guideline bonuses for Company/subsidiary performance, further adjustments were made as deemed appropriate by the Committee to reflect each executive's individual contributions to the achievement of the performance objectives. In 1993, final bonuses for the four highest paid executive officers who were serving as executive officers at the end of 1993, excluding the Chief Executive Officer, ranged from 64 to 76 percent of salary, averaging 72 percent. In 1992, final bonuses for these four executives ranged from 82 percent to 84 percent of salary, averaging 83 percent. In 1993, after adjusting for the effects of the implementation of the rate regulations imposed by the Federal Communications Commission, which regulations were not available to the Company or the Committee at the time the performance targets were set, each of the quantitative performance objectives was met or exceeded. The Committee's decision to award smaller bonuses for 1993 was based primarily on its evaluation of the degree to which quantitative Company and subsidiary performance goals were achieved in 1993 in comparison to the achievement of such goals in prior years.

    LONG-TERM STOCK INCENTIVES. The long term stock incentives component of the Company's executive compensation program is designed to align executive and stockholder interests by rewarding executives for the attainment of stock price appreciation. The Committee administers the long-term stock incentive program through biennial grants of stock options, stock appreciation rights (SARs), and bonus award shares to officers and other key employees of the Company and its major operating subsidiaries.

    The Company's Amended and Restated Employee Stock Plan (the "Stock Plan") authorizes grants of stock options, SARs, restricted shares, and bonus award shares. Bonus award shares are restricted shares that are payable upon vesting in cash and/or stock at the Company's election. The Chairman and Chief Executive Officer, Mr. Dolan, does not participate in the Company's long-term stock incentive program. No long-term stock incentive awards were made in 1993 to the four other highest paid executives.

    The Committee undertakes periodic reviews of the long-term stock incentives component of the Company's executive compensation program to ensure that the interests of executives and stockholders remain aligned and balanced.

    DETERMINATION OF CEO'S 1993 COMPENSATION. Decisions regarding the salary and cash bonus incentive compensation of the Chairman and Chief Executive Officer, Charles Dolan, are the responsibility of the two non-employee members of the Compensation Committee, subject to approval by the Board of Directors.

    Mr. Dolan has requested in recent years that his salary not be increased, a request acceded to by the Committee. Accordingly, Mr. Dolan received a salary of $600,000 in 1993, the same as in 1992, and will receive the same salary in 1994, the sixth consecutive year at $600,000 (an amount only slightly over the midpoint of the Company's salary range for his position grade). Mr. Dolan's cash bonus for 1993 was set by the Committee at $375,000, $25,000 less than the $400,000 paid to Mr. Dolan for 1992 and $125,000 less than the bonus paid in each of the three years previous to that. In determining Mr. Dolan's bonus, the Committee considered the same quantitative performance objectives that were considered in connection with the determination of the bonuses for other executives. As noted above, in 1993, after adjusting for the effects of the implementation of the rate regulations imposed by the Federal Communications Commission, which regulations were not available to the Company or the Committee at the time the performance targets were set, each of the quantitative performance objectives was met or exceeded. The Committee's decision to award a smaller bonus for 1993 was based primarily on its evaluation of the degree to which quantitative Company and subsidiary performance goals were achieved in 1993 in comparison to the achievement of such goals in prior years. Mr. Dolan's employment agreement provides for compensation of not less than $400,000 per year.

    DEDUCTIBILITY OF COMPENSATION IN EXCESS OF $1 MILLION. In light of the Company's present compensation structure, the Committee does not believe that the application of the limitations on deductibility of payments of compensation to the Chief Executive Officer and the other four highest paid executives of the Company of over $1,000,000, as imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, will have a significant impact on the Company's tax position in the near future. The Committee will continue to consider the potential impact of Section 162(m) in connection with its future compensation decisions and will take such steps as it deems appropriate and in the best interests of the Company and its shareholders.

Compensation Committee

    Charles F. Dolan        John Tatta        Richard H. Hochman

SUMMARY COMPENSATION TABLE

    The following table shows, for the fiscal years ended December 31, 1993, 1992 and 1991, the cash compensation paid by the Company, and a summary of certain other compensation paid or accrued for such years, to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers who were serving as executive officers at the end of 1993 (as determined pursuant to the rules of Securities and Exchange Commission (the "SEC")) (the "named executive officers") for service in all capacities with the Company. No stock options, SARs, restricted shares or bonus award shares were granted to the named executive officers during 1993.


                                                                                   LONG TERM
                                                                              COMPENSATION AWARDS
                                                                            -----------------------
                                                    ANNUAL COMPENSATION      RESTRICTED
                                                   ----------------------   STOCK AWARDS   OPTIONS/      ALL OTHER
       NAME AND PRINCIPAL POSITION          YEAR   SALARY ($)   BONUS ($)      ($)(2)      SARS (#)   COMPENSATION ($)
- - -----------------------------------------   ----   ----------   ---------   ------------   --------   ----------------
Charles Dolan                               1993      600,000     375,000             0           0         150,861(3)
Chairman, Chief Executive Officer           1992      600,000     400,000             0           0          30,000(4)
Director                                    1991      600,000     500,000             0           0          64,485(5)
James A. Kofalt                             1993      530,000     340,000             0           0          65,537(3)
President, Chief Operating Officer and      1992      500,000     420,000       356,363     175,800          30,000(4)
Director (1)                                1991      425,000     365,000             0           0          34,756(5)
William J. Bell                             1993      450,000     340,000             0           0         100,324(3)
Vice Chairman and Director                  1992      425,000     350,000       309,400     134,900          30,000(4)
                                            1991      400,000     350,000             0           0          34,877(5)
Marc A. Lustgarten                          1993      450,000     340,000             0           0          54,182(3)
Vice Chairman and Director                  1992      425,000     350,000       309,400     142,400          30,000(4)
                                            1991      400,000     330,000             0           0          32,967(5)
Robert S. Lemle                             1993      330,000     250,000             0           0          44,092(3)
Executive Vice President, General           1992      310,000     255,000       234,800     107,000          30,000(4)
Counsel, Secretary and Director             1991      290,000     240,000             0           0          35,767(5)

- - ------------------------
(1) Mr. Kofalt resigned as a director and executive officer of the Company as of February 28, 1994. His compensation is included in the table, as required by SEC rules, because he was an executive officer of the Company on December 31, 1993.
(2) Grants reported under the Restricted Stock Awards column consist of bonus award shares granted under the Company's Amended and Restated Employee Stock Plan, which bonus award shares are payable, upon vesting, in cash or in shares of Class A Common Stock, at the election of the Compensation Committee. Amounts shown represent the aggregate market value as of the date of grant of the shares of Class A Common Stock specified in each grant of bonus award shares to the named executive officers during the years shown. The aggregate number and fair market value of all shares of Class A Common Stock represented by all grants of bonus award shares held by the named individuals on December 31, 1993 (all of which were unvested) are as follows:


                                                 NUMBER OF BONUS      VALUE ON
NAME                                             AWARD SHARES (#)   12/31/93 ($)
- - ----------------------------------------------   ----------------   ------------
Charles Dolan.................................               0           --
James A. Kofalt...............................          19,950         1,354,106
William J. Bell...............................          18,250         1,238,719
Marc A. Lustgarten............................          18,250         1,238,719
Robert S. Lemle...............................          13,850           940,069

     No dividends are payable on bonus award shares unless and until such bonus award shares are actually paid in shares of Class A Common Stock.

(3)  Represents the sum of  (i) for each individual,  $3,538 contributed by  the
     Company  on behalf  of such individual  under the  Company's Money Purchase
     Pension Plan  (the  "Pension  Plan"), (ii)  for  each  individual,  $22,925 credited  to such individual  on the books  of the Company  pursuant to the defined contribution  portion of  the Company's  Supplemental Benefit  Plan
     (the "Supplemental Plan"), (iii) for each individual, $3,538 contributed by the  Company on behalf  of such individual as  a basic company contribution under the Company's 401(k)  Plan, (iv) for  each individual, the  following amounts  contributed  by the  Company  on behalf  of  such individual  as a matching contribution under  the Company's 401(k)  Plan: Mr. Dolan  $1,000;
     Mr.  Kofalt $925; Mr. Bell  $937; Mr. Lustgarten $937;  and Mr. Lemle $963,
     (v) for  each  individual, the  following  amounts  paid as  a  premium  on individual  life  insurance  policies  purchased  by  the  Company  for the executive officer to replace coverage under the integrated policy described in footnote  5 below:  Mr. Dolan  $119,861; Mr.  Kofalt $34,614;  Mr.  Bell
     $69,387; Mr. Lustgarten $23,245; and Mr. Lemle $13,129.
(4)  Represents  the sum of  (i) for each individual,  $6,866 contributed by the
     Company on behalf of such individual  under the Pension Plan, and (ii)  for each  individual, $23,134 credited  to such individual on  the books of the
     Company pursuant to  the defined contribution  portion of the  Supplemental
     Plan.
(5)  Represents  the sum of  (i) for each individual,  $6,667 contributed by the
     Company on behalf of such individual under the Pension Plan, (ii) for  each individual, $23,333 credited to such individual on the books of the Company pursuant  to the defined contribution portion of the Supplemental Plan, and
     (iii) $34,485, $4,756,  $4,877, $2,967 and  $5,767 paid by  the Company  on behalf  of Messrs. Dolan, Kofalt, Bell, Lustgarten and Lemle, respectively, as premiums for life insurance benefits under an integrated policy pursuant to which  death  benefits  will  be  payable  to  the  executive  officer's beneficiaries and any cash surrender value belongs to the Company.


FISCAL YEAR END OPTION/SAR VALUE TABLE

    The following table shows certain information with respect to the named executive officers concerning (i) each exercise of stock options or SARs during 1993 and (ii) unexercised stock options and SARs granted in tandem therewith held as of December 31, 1993.

                                                                      NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                                     UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS/
                                                                   OPTIONS/SARS AT FY-END (#)         SARS AT FY-END ($)
                                                                   ---------------------------    ---------------------------
         NAME             ON EXERCISE (#)    VALUE REALIZED ($)    EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
- - -----------------------   ---------------    ------------------    -----------   -------------    -----------   -------------
Charles F. Dolan                 0                   0                  0             0                0              0
James A. Kofalt                  0                   0                 272,600       81,400(2)    $12,149,913      $3,454,212
William J. Bell                  0                   0                 171,750      141,350(3)    $ 7,905,281      $6,332,775
Marc A. Lustgarten           25,000(1)            646,875              156,750      148,850(4)    $ 7,136,531      $6,717,150
Robert S. Lemle                  0                   0                 136,300      112,100(5)    $ 6,268,481      $5,019,306

- - ------------------------
(1) Represents the settlement of an option by the cash payment by the Company (in lieu of the issuance of shares) of an amount equal to 25,000 times the difference between the per share exercise price of the options and the closing price of a share of Class A Common Stock on the date of exercise.
(2) Includes 30,000 SARs as to which the distribution of proceeds upon any exercise is automatically deferred without interest until October 15, 1994. As a result of his resignation as of February 28, 1994, Mr. Kofalt will not receive payment with respect to these SARs.
(3) Includes 112,500 SARs as to which the distribution of proceeds upon any exercise is automatically deferred without interest until October 15, 1994 as to the first 37,500 of such SARs, October 15, 1995 as to the second 37,500 of such SARs, and October 15, 1996 as to the final 37,500 of such SARs.
(4) Includes 120,000 SARs as to which the distribution of proceeds upon any exercise is automatically deferred without interest until October 15, 1994 as to the first 40,000 of such SARs, October 15, 1995 as to the second 40,000 of such SARs, and October 15, 1996 as to the final 40,000 of such SARs.

(5) Includes 90,000 SARs as to which the distribution of proceeds is automatically deferred without interest until October 15, 1994 as to the first 30,000 of such SARs, October 15, 1995 as to the second 30,000 of such SARS and October 15, 1996 as to the final 30,000 of such SARs.

    DEFINED BENEFIT PENSION PLAN

    The Company's unfunded, nonqualified Supplemental Benefit Plan provides actuarially-determined pension benefits, among other types of benefits, for 21 employees of the Company who were previously employed by Cablevision Systems Services Corporation ("CSSC"). CSSC, which is wholly-owned by Charles Dolan, provided management services to Cablevision Company (the Company's predecessor) and continues to provide management services to certain affiliates of the Company. The Supplemental Plan is designed to provide these employees, in combination with certain qualified benefit plans maintained by the Company and certain qualified retirement plans formerly maintained by CSSC, with the same retirement benefit formulae they would have enjoyed had they remained employees of CSSC and continued to participate in the former CSSC qualified plans. The Supplemental Plan provides that the Company may set aside assets for the purpose of paying benefits under the Supplemental Plan, but that any such assets remain subject to the claims of general creditors of the Company.

    The defined benefit feature of the Supplemental Plan provides that, upon attaining normal retirement age (the later of age 65 or the completion of five years of service), a participant will receive an annual benefit equal to the lesser of 75% of his or her average compensation (not including bonuses and overtime) for his or her three most highly compensated years and the maximum benefit permitted by the Code (the maximum in 1994 is $118,800 for employees who retire at age 65), reduced by the amount of any benefits paid to such individual pursuant to the qualified defined benefit plan formerly maintained by CSSC. This benefit will be reduced proportionately if the participant retires or otherwise terminates employment before reaching normal retirement age.

    The following sets forth the estimated annual benefits payable upon normal retirement under the defined benefit portion of the Supplemental Plan (reduced by any retirement benefits paid in connection with the termination of the CSSC Defined Benefit Pension Plan) to the following persons: Charles Dolan, $50,800; Mr. Kofalt, $95,756; Mr. Bell, $91,311, Mr. Lustgarten, $98,876; and Mr. Lemle, $104,030.

    PERFORMANCE GRAPH


    The chart below compares the performance of the Company's Class A Common Stock with the performance of the American Stock Exchange Market Value Index (the "Amex Value Index") and a Peer Group Index by measuring the changes in common stock prices from December 31, 1988 through December 31, 1993. As required by the SEC, the values shown assume the reinvestment of all dividends. Because no published index of comparable media companies currently reports values on a dividends-reinvested basis, the Company has created a Peer Group Index for purposes of this graph in accordance with the requirements of the SEC. The Peer Group Index is made up of companies that engage in cable television operations as a significant element of their business, although not all of the companies included in the Peer Group Index participate in all of the lines of business in which the Company is engaged and some of the companies included in the Peer Group Index also engage in lines of business in which the Company does not participate. Additionally, the market capitalizations of many of the companies included in the Peer Group are quite different from that of the Company. The common stocks of the following companies have been included in the Peer Group Index: ADELPHIA COMMUNICATIONS CORPORATION, COMCAST CORPORATION, CENTURY COMMUNICATIONS CORPORATION, FALCON CABLE SYSTEMS COMPANY, JONES SPACELINK LIMITED, TCA CABLE TV, INC., TELE-COMMUNICATIONS, INC., THE TIMES MIRROR COMPANY AND TIME WARNER INC. The chart assumes $100 was invested on December 31, 1988 in each of the Company's Class A Common Stock, the Amex Value Index and the Peer Group Index and reflects reinvestment of dividends on a quarterly basis and market capitalization weighting.



     FIVE YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN FOR CABLEVISION SYSTEMS
                                  CORPORATION,
                        AMEX VALUE INDEX AND PEER GROUP.



CSC                         $100       $116        $49       $110       $110       $213
Amex Index                  $100       $124       $101       $129       $130       $156
Peer Group                  $100       $119        $87       $105       $127       $187


EMPLOYMENT CONTRACTS AND SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS


    Charles Dolan has an employment agreement with the Company expiring in January 1995 with automatic renewals for successive one-year terms unless terminated by either party at least three months prior to the end of the then existing term. The agreement provides for annual compensation of not less than $400,000 per year to Mr. Dolan. The agreement also provides for payment to Mr. Dolan's estate in the event of his death during the term of such agreement, of an amount equal to the greater of one year's base salary or one-half of the compensation that would have been payable to Mr. Dolan during the remaining term of such agreement.


    Mr. Sweeney has notified the Company of his intention to retire as an executive officer and employee of the Company on June 30, 1994. In connection with his retirement, Mr. Sweeney will receive a payment of $578,500 consisting of salary continuation, a partial year bonus and accumulated vacation. Additionally, pursuant to an existing agreement, Mr. Sweeney will receive a lump-sum supplemental amount equal to the present value of the difference between the amount he will receive under the Supplemental Benefit Plan and the Pension Plan and the amount he would have received had he been employed continuously to his normal retirement date. In addition, the Company will purchase certain bonus award shares from Mr. Sweeney pro-rated for the number of completed months of service during the award period in accordance with the terms of the agreements granting such awards, at a per share price equal to the closing price of a share of Class A common stock on the date of purchase.



    In connection with his resignation as a director and executive officer of the Company as of February 28, 1994, James Kofalt received a payment of $1,661,500, consisting of salary continuation, a partial year bonus and accumulated vacation. In addition, the Company purchased certain bonus award shares from Mr. Kofalt pro-rated for the number of completed months of service during the award period in accordance with the terms of the agreements granting such awards, at a per share price equal to the closing price of a share of Class A Common Stock on the date of purchase.



    The Company adopted as of May 1, 1994, a severance pay plan pursuant to which an employee whose employment is involuntary terminated (other than for cause) or who resigns with the approval of the Company, may receive a benefit in an amount determined by the Company.


    Pursuant to a consulting agreement with the Company expiring in 1995, Mr. Tatta receives an annual consulting fee of $485,000, reimbursement of certain expenses and the continuation of certain life insurance and supplemental pension benefits provided to him when he was an employee. Pursuant to this consulting agreement under which Mr. Tatta assists senior management of the Company in strategic planning and performs special projects relating to the Company's business, Mr. Tatta is to provide not more than 50 percent of his professional time to the Company. Because Mr. Tatta provided substantially all of his professional time to the Company during 1993, Mr. Tatta also received an additional payment of $425,000 for such additional services. Mr. Tatta also receives fees in connection with his services on the Board of Directors as described under "Compensation of Directors", above. The aggregate compensation paid to Mr. Tatta for services rendered in 1993 (including supplemental life insurance and pension benefits) was $988,096. On December 14, 1993 the Company purchased 50,000 shares of Class A Common Stock from Mr. Tatta for $64.75 per share, the closing price of a share of Class A Common Stock on the American Stock Exchange on such date.


    Under the applicable award agreements, the vesting of the bonus award shares, Stock Options and SARs granted to employees, including Messrs. Kofalt, Bell, Lustgarten and Lemle, under the Company's Amended and Restated Employee Stock Plan and its predecessor plans, may be accelerated, in certain circumstances, upon a "change of control" of the Company. A "change of control" is defined as the acquisition by any person or group, other than Charles Dolan or members of his immediate family (or trusts for the benefit of Charles Dolan or his immediate family) or any employee benefit plan sponsored or maintained by the Company, of (1) the power to direct the management of substantially all of the cable television systems then owned by the Company in the New York City metropolitan area, or (2) after any fiscal year of the Company in which the Company's cable television systems in the New York City metropolitan area contributed in the aggregate less than a majority of the net revenues of the Company and its consolidated subsidiaries, the power to direct the management of the Company or substantially all of its assets. Upon such a change in control, the bonus award shares, Stock Options and SARs may be converted into either a right to receive an amount of cash based upon the highest price per share of common stock paid in the transaction resulting in the change of control, or into a corresponding award with equivalent profit potential in the surviving entity, at the election of the Compensation Committee.

INDEMNIFICATION AGREEMENT

    Charles Dolan has entered into an agreement pursuant to which he has agreed to guarantee the Company's obligation to indemnify its officers and directors to the fullest extent permitted by Delaware law. In addition, subject to certain limitations, Mr. Dolan has agreed to indemnify such officers and directors against any loss or expense such person may incur in connection with any transaction involving Mr. Dolan or entities affiliated with Mr. Dolan to the extent indemnification is not provided by the Company. Any payment required to be made by Mr. Dolan pursuant to such agreement will be reduced by any proceeds of insurance or reimbursement under any other form of indemnification reimbursement available to such officer or director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As disclosed above, the Compensation Committee of the Board of Directors is comprised of Messrs. Charles Dolan, Tatta and Hochman. (See "Report of Executive Compensation Committee," above.) Charles Dolan, a member of the Compensation Committee of the Board of Directors, is the Chairman and Chief Executive Officer of the Company and also serves as an officer of certain of the Company's subsidiaries. Mr. Tatta, the Chairman of the Company's Executive Committee and the former President of the Company, is currently a consultant to the Company. Mr. Hochman, who is not an employee of the Company, is a Managing Director of PaineWebber Incorporated. Certain relationships and transactions between the Company and these individuals or their affiliates are described below.


    The Company has made investments in and advances to certain affiliates over which Charles Dolan is the managing general partner or in which Mr. Dolan or Dolan family interests have substantial ownership interests. At December 31, 1993, such investments and advances (less applicable reserves) to such affiliates aggregated approximately $34.8 million, consisting of $17.5 million for Cablevision of Boston Limited Partnership ("Cablevision Boston"), $12.4 million for Cablevision of Chicago ("Cablevision Chicago") and $4.0 million for Atlantic Cable Television Publishing Corporation ("Atlantic Publishing").



    Cablevision Boston, a Massachusetts limited partnership, is engaged in the construction, ownership and operation of cable television systems in Boston and Brookline, Massachusetts. The Company had advanced net funds to Cablevision Boston as of December 31, 1993 amounting to approximately $52.8 million. Due to uncertainties existing during 1985 (which subsequently were resolved), the Company wrote off for accounting purposes its entire investment in and advances to Cablevision Boston of $34.5 million as of September 30, 1985. Subsequent to 1985, a subsidiary of the Company exchanged $45.7 million of advances, consisting of amounts previously written off of $34.5 million, interest of $3.2 million that had not been recognized for accounting purposes, and $8.0 million of subsequent advances, for $45.7 million of preferred equity in Cablevision Boston. After this exchange, the Company advanced an additional $9.5 million to Cablevision Boston and, at December 31, 1993, $81.2 million of unpaid distributions had accrued on the Company's preferred equity. At December 31, 1993, as a result of the write-off referred to above and non-recognition for accounting purposes of the unpaid distributions, the Company's consolidated financial statements reflected $17.5 million due from Cablevision Boston. The Company's preferred equity is subordinated to the indebtedness of Cablevision Boston (including the Company's $9.5 million of advances not converted to preferred equity) and accrued but unpaid management fees due to a corporation owned by Charles Dolan, which indebtedness and management fees aggregated approximately $92.2 million at December 31, 1993, and any working capital deficit incurred in the ordinary course of business.


    In addition to the Company's preferred equity interest in Cablevision Boston, the Company is a limited partner in Cablevision Boston and currently holds a 7% prepayout interest and a 20.7% postpayout interest. Charles Dolan holds directly or indirectly a 1% prepayout general partnership interest and a 23.5% postpayout general partnership interest in Cablevision Boston. With respect to Cablevision Boston, "payout" means the date on which the limited partners are distributed the amount of their original investment.

    Cablevision Chicago owns cable television systems operating in the suburban Chicago area. The Company does not have a material ownership interest in Cablevision Chicago but had loans and advances outstanding to Cablevision Chicago in the amount of $12.4 million (plus $10.1 million in accrued interest which the Company has fully reserved) as of December 31, 1993 which loans and advances are subordinated to Cablevision Chicago's senior credit facility. Charles Dolan currently holds directly or indirectly an approximate 1% prepayout and a

32.7% postpayout general partnership interest in the cable television systems owned and operated by Cablevision Chicago. With respect to Cablevision Chicago, "payout" means the date on which the limited partners in Cablevision Chicago are distributed the amount of their original investment, plus interest thereon, if applicable.


    On February 5, 1993, Cablevision Chicago completed an amendment to its senior credit agreement pursuant to which the amount of the facilities was increased to $85.0 million. In connection with this amendment, Cablevision Chicago obtained permission to pay certain subordinated debt, including $13.6 million to Cablevision Systems Services Corporation, a corporation wholly-owned by Charles Dolan ("CSSC"), constituting the entire amount outstanding under a promissory note between Cablevision Chicago and CSSC and $9.0 million to Cablevision Systems Company ("CSCo."), a partnership wholly-owned by Charles Dolan and trusts for members of his family, constituting accrued and unpaid management fees outstanding under a management agreement between CSCo. and Cablevision Chicago. $13.6 million was paid to CSSC and $0.7 million was paid to CSCo. on February 8, 1993 and it is anticipated that an additional $8.3 million will be paid to CSCo. on or before December 31, 1994 in connection with the above described obligations. Cablevision Chicago did not obtain permission from its banks to pay any amount owing to the Company in connection with the amendment to the senior credit facility. As a result of their determination that the interest rate on the promissory note from Cablevision Chicago to the Company was favorable to the Company in light of the credit risk of Cablevision Chicago, the non-employee members of the Company's board of directors determined not to object to Cablevision Chicago's payments to CSSC and CSCo.


    Atlantic Publishing published a weekly cable television guide which is offered to the Company's subscribers. In November 1992, Atlantic Publishing consummated a transaction with TVSM, Inc. and certain of its affiliates and The Chase Manhattan Bank, N.A. pursuant to which Atlantic Publishing licensed and agreed to transfer to an affiliate of TVSM, Inc., its assets relating to the weekly cable television guide, and received a minority equity interest and a debt interest in such affiliate. In connection with this transaction, the Company and certain of its affiliates entered into agreements to distribute the weekly guide produced by the TVSM, Inc. affiliate and received options to purchase, and certain other rights with respect to, such TVSM, Inc. affiliate. In connection with this transaction, the Company terminated a guaranty, issued by Charles Dolan in favor of the Company, of up to $4 million of advances made by the Company to Atlantic, plus interest thereon, and Mr. Dolan released the Company from all obligations with respect to the fees payable by the Company to Mr. Dolan under such guaranty, which fees aggregated approximately $455,000 as of November 30, 1992. As of December 31, 1993, the Company had advanced an aggregate of approximately $18.3 million to Atlantic Publishing (taking into account a repayment of approximately $0.5 million in 1993), of which approximately $0.7 million and $1.8 million were advanced during 1992 and 1991, respectively. The Company has written off all of its advances to Atlantic Publishing other than $4.0 million. Atlantic Publishing is owned by a trust for certain Dolan family members; however, the Company has the option to purchase Atlantic Publishing for an amount equal to the owner's net investment therein plus interest. The current owner has made only a nominal investment in Atlantic Publishing to date.

    In July 1992, the Company acquired (the "CNYC Acquisition") substantially all of the remaining interests in Cablevision of New York City -- Phase I through Phase V (collectively, "CNYC"), the operator of a cable television system that is under development in The Bronx and parts of Brooklyn, New York City. Prior to the CNYC Acquisition, the Company had a 15% interest in CNYC and Charles Dolan owned the remaining interests. Mr. Dolan remains a partner in CNYC with a 1% interest and the right to certain preferential payments.

    Under the agreement between the Company and Mr. Dolan, a new limited partnership ("CNYC LP") was formed and holds 99% of the partnership interests in CNYC. The remaining 1% interest in CNYC is owned by the existing corporate general partner which is a wholly-owned subsidiary of the Company. The Company owns 99% of the partnership interests in CNYC LP and Mr. Dolan retains a 1% partnership interest in CNYC LP plus certain preferential rights. Mr. Dolan's preferential rights entitle him to an annual cash payment (the "Annual Payment") of 14% multiplied by the outstanding balance of his "Minimum Payment". The Minimum Payment is $40.0 million and is to be paid to Mr. Dolan prior to any distributions from CNYC LP to partners other than Mr. Dolan. In addition, Mr. Dolan has the right, exercisable on December 31, 1997, and as of the earlier of
(1) December 31, 2000 and (2) December 31 of the first year after 1997 during which CNYC achieves an aggregate of 400,000 subscribers, to require the Company to purchase (Mr. Dolan's "put") his interest in CNYC LP. The Company has the right to require Mr. Dolan to sell his interest in CNYC LP to the Company (the Company's

"call") during the three-year period commencing one year after the expiration of Mr. Dolan's second put. In the event of a put, Mr. Dolan will be entitled to receive from the Company the Minimum Payment, any accrued but unpaid Annual Payments, a guaranteed return on certain of his investments in CNYC LP and a Preferred Payment defined as a payment (not exceeding $150.0 million) equal to 40% of the Appraised Equity Value (as defined in the agreement) of CNYC LP after making certain deductions including a deduction of a 25% compound annual return on approximately 85% of the Company's investments with respect to the construction of Phases III, IV and V of the CNYC cable television system and 100% of certain of the Company's other investments in CNYC, including Mr.
Dolan's Annual Payment. In the event the Company exercises its call, the purchase price will be computed on the same basis as for a put except that there will be no payment in respect of the Appraised Equity Value amount.

    The Company has the right to make payment of the put or call exercise price in the form of shares of the Company's Class B Common Stock or, if Mr. Dolan so elects, Class A Common Stock, except that all Annual Payments must be paid in cash to the extent permitted under the Company's senior credit agreement. Under the Company's senior credit agreement, the Company is currently prohibited from paying the put or call exercise price in cash and, accordingly, without the consent of the bank lenders, would be required to pay it in shares of the Company's Common Stock. The Company has agreed to invest in CNYC LP sufficient funds to permit CNYC LP to make the required annual payments to Mr. Dolan and to make certain equity contributions to CNYC.


    The Company's by-laws prohibit the making of further investments in or advances to entities owned or controlled by Charles Dolan without the approval of a majority of the members of the Board of Directors who are not employees of the Company or any of its affiliates.


    Richard H. Hochman, a director and a nominee for director, is a Managing Director of PaineWebber Incorporated. PaineWebber Incorporated has performed investment banking services for the Company and other entities affiliated with Charles Dolan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS WITH OTHER DIRECTORS

    Charles D. Ferris, a director and a nominee for director, is a partner in the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. provides legal services to the Company and certain of its subsidiaries.

    James L. Dolan, a director of the Company and a nominee for director, is a director, officer and a greater than 10 percent stockholder of Superior Jamestown Corporation, a distributor of office furniture. Payments for property or services provided by Superior Jamestown Corporation to the Company and its subsidiaries amounting to approximately $280,000 in the aggregate, constituted in excess of five percent of Superior Jamestown Corporation's gross revenues for its fiscal year ending December 31, 1993.

    Pursuant to regulations promulgated by the Securities and Exchange Commission, the Company is required to identify, based solely on a review of reports filed under Section 16(a) of the Securities Exchange Act of 1934, each person who, at any time during its fiscal year ended December 31, 1993, was a director, officer or beneficial owner of more than ten percent of the Company's Class A Common Stock that failed to file on a timely basis any such reports. Based on such review, the Company is aware of no such failure other than (i) a report filed by A. Jerrold Perenchio in October 1993 with respect to the purchase of 1,000 shares of Class A Common Stock in January 1993, and (ii) a report filed by Daniel T. Sweeney in April 1994 with respect to the sale of 5,000 shares of Class A Common Stock in October 1993.

 (2) AMENDMENT TO THE CERTIFICATE OF INCORPORATION PERMITTING DISTRIBUTIONS OF CAPITAL STOCK OF A SUBSIDIARY OF THE COMPANY WITH VOTING RIGHTS PROPORTIONATE TO
      THOSE OF THE COMPANY'S CLASS A COMMON STOCK AND CLASS B COMMON STOCK

    The Board of Directors of the Company has proposed an amendment to the Company's Certificate of Incorporation that, if approved, would provide that, in the case of a dividend or distribution by the Company of shares of capital stock of a subsidiary, the Company must declare and pay the same dividend or distribution with respect to each outstanding share of Class A Common Stock and Class B Common Stock, except that the shares of capital stock distributed in respect of the outstanding Class A Common Stock may differ from the shares of capital stock distributed in respect of the Class B Common Stock as to voting rights to the extent and only to the extent that the voting rights of the Class A Common Stock and Class B Common Stock differ as provided in the Company's Certificate of Incorporation. The Company's Certificate of Incorporation currently provides that any such dividend or distribution must be the same on both the Class A Common Stock and the Class B Common Stock. Following the approval of the amendment by the stockholders, the Certificate of Incorporation of the Company will be amended by adding to Article FOURTH, Section A.II, the italicized language in the following:

    II. DIVIDENDS.

    Subject to (a) rights of the holders of Series A Preferred Stock and Series B Preferred Stock, (b) any other provisions of the Certificate of Incorporation of the corporation, as amended from time to time, and (c) the provisions of any Certificates of Designations filed with respect to any series of Additional Preferred Stock, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive equally on a per share basis such dividends and other distributions in cash, stock or property of the corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the corporation legally available therefor; provided that the Board of Directors shall declare no dividend, and no dividend shall be paid, with respect to any outstanding share of Class A Common Stock or Class B Common Stock, whether paid in cash or property (including, without limitation, shares of Class A Common Stock paid on or with respect to shares of Class A Common Stock or shares of Class B Common Stock paid on or with respect to shares of Class B Common Stock (collectively, "Stock Dividends")), unless, simultaneously, the same dividend (in the case of Stock Dividends, stock of the class on or with respect to which the dividend is paid in the same percentage, relative to the total number of shares of such class issued and outstanding immediately prior to the payment of such dividend, as the Stock Dividend on or with respect to the other class bears to the number of shares of such class issued and outstanding immediately prior to the payment of such dividend) is paid with respect to each share of Class A Common Stock and Class B Common Stock, EXCEPT THAT IN THE CASE OF ANY DIVIDEND IN THE FORM OF CAPITAL STOCK OF A SUBSIDIARY OF THE CORPORATION, THE CAPITAL STOCK OF THE SUBSIDIARY DISTRIBUTED TO HOLDERS OF CLASS A COMMON STOCK MAY DIFFER FROM THE CAPITAL STOCK OF THE SUBSIDIARY DISTRIBUTED TO HOLDERS OF CLASS B COMMON STOCK TO THE EXTENT AND ONLY TO THE EXTENT THAT THE CLASS A COMMON STOCK AND THE CLASS B COMMON STOCK DIFFER AS PROVIDED HEREIN. Stock Dividends with respect to Class A Common Stock may only be paid with shares of Class A Common Stock and Stock Dividends with respect to Class B Common stock may only be paid with shares of Class B Common Stock.

DIVIDENDS UNDER THE COMPANY'S CERTIFICATE OF INCORPORATION

    The Company's Certificate of Incorporation currently provides that holders of the Company's Class A Common Stock and Class B Common Stock are entitled to receive equally on a per share basis such dividends and other distributions in cash, stock and property of the Company as may be declared by the Board of Directors, provided that no dividend shall be paid unless the same dividend is paid with respect to each share of the Company's Class A Common Stock and Class B Common Stock.

    Except for stock dividends paid in the Company's Common Stock, the provision of the Company's Certificate of Incorporation relating to dividends on common stock does not permit the Board of Directors to declare a dividend or distribution unless each share of the Company's Class A Common Stock and Class B Common Stock receives an equal distribution. The proposed amendment is intended to permit the distribution to holders of Class A Common Stock and holders of Class B Common Stock of shares of capital stock of subsidiaries of the Company that have voting rights that are substantially the same as the relative voting rights of the Class A Common Stock and Class B Common Stock, respectively.

    The Company's Certificate of Incorporation currently provides that, except as otherwise provided by statute, the Class A Common Stock and the Class B Common Stock have the sole power to vote on all matters to be voted upon by the Company's stockholders. Each holder of Class A Common Stock is entitled to one vote per share of Class A Common Stock and each holder of Class B Common Stock is entitled to ten votes per share of Class B Common Stock.

    Except with respect to the election of directors, the holders of the Company's Class A Common Stock and Class B Common Stock vote together as a single class, provided, however, that the affirmative vote of 66 2/3% of the outstanding shares of Class B Common Stock, voting separately as a class, is required for the authorization or issuance of additional shares of Class B Common Stock or any amendment to the Company's Certificate of Incorporation which adversely affects the Class B Common Stock.

    With respect to the election of directors, holders of the Class A Common Stock voting separately as a class are currently entitled to elect 25% of the Board of Directors. Holders of Class B Common Stock are entitled to elect the remaining members of the Board of Directors. If the Class A Common Stock were to represent less than 10% of the total common stock of the Company outstanding, the holders of Class A Common Stock and Class B Common Stock would vote together as a single class with respect to the election of directors, with each share of the Class A Common Stock entitled to one vote per share and each share of the Class B Common Stock entitled to ten votes per share. If the Class B Common Stock were to represent less than 12 1/2% of the total common stock of the Company outstanding, the holders of the Class A Common Stock would continue to elect 25% of the Board of Directors and would vote with holders of Class B Common Stock together as a single class with respect to the election of the remaining directors, with each share of the Class A Common Stock entitled to one vote per share and each share of the Class B Common Stock entitled to ten votes per share.

                       EVEN IF THIS PROPOSAL IS APPROVED
                         BY THE COMPANY'S STOCKHOLDERS,
                   NO ASSURANCES CAN BE MADE THAT A DIVIDEND
                   OR DISTRIBUTION OF THE CAPITAL STOCK OF A
              SUBSIDIARY OF THE COMPANY WILL BE DECLARED AND PAID.
                 THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S
                 CERTIFICATE OF INCORPORATION DOES NOT REQUIRE
                    THE BOARD OF DIRECTORS OF THE COMPANY TO
                    MAKE ANY DIVIDEND OR DISTRIBUTION OF THE
                 CAPITAL STOCK OF A SUBSIDIARY OF THE COMPANY.

BACKGROUND OF THE PROPOSAL

    The Company has from time to time considered possible transactions that could result in the Company's subsidiary, Rainbow Programming Holdings, Inc. ("RPH") or another entity holding the programming interests of RPH, becoming a publicly-held company, including a spin-off of all or a portion of RPH or such other entity to the Company's stockholders.

    Among the possible transactions that the Company has considered is a tax free spin-off (the "Spin-off") by the Company of the common stock of a newly formed company ("New Rainbow") holding all or substantially all of the assets of RPH. The Spin-off, if consummated, would separate the cable television advertising and programming businesses of the Company from the cable television systems operations and other businesses of the Company, resulting in two publicly-held corporations. Moreover, the Company could consider other possible spin-off transactions in the future.

    Because the distribution to the stockholders of shares of New Rainbow without respective voting rights substantially similar to those of the Class A Common Stock and the Class B Common Stock would dilute the current effective voting power in RPH of the holders of Class B Common Stock, the Board of Directors has concluded that the consummation of the Spin-off without giving effect to the proposed amendment, would disproportionately affect the rights of the Class B stockholders. Moreover, the Board of Directors wishes to retain the flexibility to structure any possible future spin-off transactions in a similar way.


    The proposed amendment would benefit Charles F. Dolan, the Chairman and Chief Executive Officer of the Company, certain Dolan family interests and trusts established by Mr. Dolan for the benefit of Dolan family members, which collectively beneficially own all of the Company's outstanding shares of Class B Common Stock. See "Conflicts of Interest," above. Mr. Dolan and each of the other directors elected by the holders of the Class B Common Stock have voted to approve the amendment to the Company's Certificate of Incorporation. Each director nominated for election by the holders of Class A Common Stock also voted to approve the amendment to the Company's Certificate of Incorporation.

PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION

    The Company's Certificate of Incorporation currently prohibits a distribution such as the Spin-off by requiring that holders of the Class A Common Stock and Class B Common Stock receive equally all dividends and other distributions. The amendment to the Certificate of Incorporation would provide that in the case of a dividend or distribution by the Company of shares of capital stock of a subsidiary, the Company must declare and pay the same dividend or distribution with respect to each outstanding share of Class A Common Stock and Class B Common Stock, except that the shares of capital stock distributed in respect of the outstanding Class A Common Stock may differ from the shares of capital stock distributed in respect of the Class B Common Stock as to voting rights to the extent and only to the extent that the voting rights of the Class A Common Stock and the Class B Common Stock differ as provided in the Company's Certificate of Incorporation.

    The affirmative vote of the majority of the votes entitled to be cast by each of (i) the holders of the Class A Common Stock, (ii) the holders of the Class B Common Stock and (iii) the holders of the Company's Common Stock, voting as a single class, is required to ratify and approve the amendment to the Certificate of Incorporation. Mr. Dolan has indicated his intention to vote shares of Class A Common Stock and Class B Common Stock beneficially owned by him for the approval of the Amendment to the Company's Certificate of Incorporation.

    Abstentions from voting and broker non-votes will have the effect of a vote against ratification and approval of the amendment to the Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION AND APPROVAL OF THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION.


BECAUSE OF THEIR INTEREST IN THIS PROPOSAL, CHARLES F. DOLAN, JAMES L. DOLAN AND PATRICK F. DOLAN MAKE NO RECOMMENDATION WITH RESPECT TO THIS PROPOSAL.


                 (3) AUTHORIZATION AND APPROVAL OF AN AMENDMENT
                TO THE AMENDED AND RESTATED EMPLOYEE STOCK PLAN
           PERMITTING THE SEPARATE EXERCISE OF STOCK OPTIONS AND SARS

    The Company's Compensation Committee has approved, subject to stockholder approval, an amendment to the Company's Amended and Restated Employee Stock Plan (the "Stock Plan") would permit the exercise of stock options granted under the Stock Plan separately from the exercise of stock appreciation rights granted in conjunction with such stock options.

DESCRIPTION OF PROPOSED AMENDMENT

    The Stock Plan currently permits  the issuance of stock appreciation  rights
(SARs)  in conjunction with  the grant of  stock options ("Conjunctive Rights").
Section 7(a) of the Stock Plan provides that if the option holder is granted Conjunctive Rights such Conjunctive Rights shall be automatically exercised when the related option is exercised. In order to provide increased flexibility to award recipients, the Committee has determined that the Stock Plan be amended to permit the separate exercise of Options and Conjunctive Rights. An option holder would still be able to exercise Conjunctive Rights only if, and to the extent that, the related Option is exercisable. Upon of the receipt of the approval of the Company's stockholders, this amendment would be given effect retroactively to January 1, 1993. The Committee contemplates that following the receipt of stockholder approval of the amendments, awards previously granted under the Stock Plan (or its predecessor plans) would be amended to give effect to the amendment described herein.

    The benefits of this amendment to particular award recipients or potential recipients are not determinable.

    Following the approval of this amendment by the stockholders, the Stock Plan will be amended by deleting Section 7(a) and replacing it in its entirety with the following:

    "(a) CONJUNCTIVE AND ALTERNATIVE RIGHTS. Such Rights shall entitle the holder to receive cash from the Company:

       (i) in addition to the right to exercise the related Option (such Rights being hereinafter referred to as "Conjunctive Rights"); and/or

       (ii) in lieu of the right to exercise the related Option (such Rights being hereinafter referred to as "Alternative Rights");

       as the Committee may determine, in its sole discretion, at the time the Right is granted. If the Option holder is granted Conjunctive Rights he may exercise such Rights only if, and to the extent that, the related Option is exercisable. If the Option holder is granted Alternative Rights, he may exercise such Rights only to the extent such related Option is exercisable and the exercise of such Alternative Rights shall result in the cancellation of the related Option to the extent of the number of Shares with respect to which such Alternative Rights have been exercised and the exercise of the related Option shall result in cancellation of the Alternative Rights to the extent of the number of Shares with respect to which such Option has been exercised".

    The affirmative vote of a majority of the votes cast at the annual meeting, in person or by proxy, by holders of the Class A Common Stock and the Class B Common Stock voting together as a single class, is required to ratify and approve the amendment to the Stock Plan. Abstentions from voting will have the same effect as voting against the proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.

    The Stock Plan, including the tax consequences of option awards thereunder, is described below.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AUTHORIZATION AND APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED EMPLOYEE STOCK PLAN.

             (4) AUTHORIZATION AND APPROVAL OF AN AMENDMENT TO THE
                    AMENDED AND RESTATED EMPLOYEE STOCK PLAN
               PERMITTING THE EXTENSION OF THE TERM OF AN OPTION
                    IN THE EVENT OF THE DEATH OF THE HOLDER

    The Company's Compensation Committee has approved, subject to stockholders approval, an amendment to the Company's Amended and Restated Employee Stock Plan (the "Stock Plan") that would permit a nonqualified option awarded under the Stock Plan to provide that, in the event the recipient dies during the initial term of the option, the exercise period of the option will be extended beyond such initial term to the extent necessary to permit the option to be exercised by the recipient's estate or beneficiary until the first anniversary of the recipient's date of death.

DESCRIPTION OF PROPOSED AMENDMENT

    Section 6(c) of the Stock Plan currently provides that the duration of any Option granted under the Plan shall be for a period fixed by the Compensation Committee but shall in no event be more than ten years. In order to provide additional flexibility to the estate or beneficiary of an award recipient who dies during the term of an Option, the Committee has determined that the Stock Plan should be amended to provide an exception to the normal ten-year limit, to permit the exercise of a nonqualified option granted under the Stock Plan until the first anniversary of the recipient's date of death. This exception will apply whether or not the recipient had terminated employment prior to the date of death, and will permit continued exercise of the option only to the extent the option was exercisable on the date of death.

    The benefits of this amendment to particular award recipients or potential recipients are not determinable.

    Following the approval of this amendment by the stockholders, the Stock Plan will be amend by adding to Section (c) the italicized language in the following:

    "(c) Duration of  Options.  The  duration of any  Option granted under  this
       Plan shall be for a period fixed by the Committee but shall, EXCEPT AS DESCRIBED IN THE NEXT SENTENCE, in no event be more than ten years. NOTWITHSTANDING THE FOREGOING, THE OPTION CERTIFICATE ISSUED IN CONNECTION WITH A NONQUALIFIED OPTION GRANTED UNDER THIS PLAN MAY PROVIDE THAT, IN THE EVENT THE OPTION HOLDER DIES WHILE THE OPTION IS EXERCISABLE, THE OPTION WILL REMAIN EXERCISABLE BY THE HOLDER'S ESTATE OR BENEFICIARY UNTIL THE FIRST ANNIVERSARY OF THE HOLDER'S DATE OF DEATH, WHETHER OR NOT SUCH FIRST ANNIVERSARY OCCURS PRIOR TO THE EXPIRATION OF TEN YEARS FROM THE DATE OF GRANT.

    The affirmative vote of a majority of the votes cast at the annual meeting, in person or by proxy, by holders of the Class A Common Stock and the Class B Common Stock voting together as a single class, is required to ratify and approve the amendment to the Stock Plan. Abstentions from voting will have the same effect as voting against the proposal. Broker non-votes will have no effect on the outcome of the vote on this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AUTHORIZATION AND APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED EMPLOYEE STOCK PLAN.

DESCRIPTION OF THE STOCK PLAN

    The Cablevision Systems Corporation Amended and Restated Employee Stock Plan (the "Stock Plan") was authorized by the Compensation Committee on May 1, 1992 and adopted by the Company's Stockholders on June 11, 1992. The Stock Plan constitutes a consolidation and restatement of (i) the 1985 Employee Stock Plan, adopted by the Company and its sole stockholder in 1985, (ii) the 1986 Nonqualified Stock Option Plan, adopted by the Company and its sole stockholder in 1986 and (iii) the Key Employee Bonus Award Plan, adopted by the Company and its sole stockholder in 1985 (collectively, the "Prior Plans").

    The Stock Plan is administered by the Compensation Committee. Awards may be granted under the Stock Plan to key employees of the Company and its affiliates (other than members of the Compensation Committee) as the Compensation Committee may determine. The Compensation Committee may make awards under the Stock Plan for up to an aggregate number of shares equal to the sum of (i) 3,500,000 shares, which may be either treasury shares or authorized and unissued shares, and (ii) the number of restricted shares, if any, purchased from employees by the Company. Additionally, if an award is paid or settled in cash, or expires, lapses, terminates or is cancelled without the issuance of shares, then the Compensation Committee may grant awards with respect to shares subject to such prior awards.

    Under the Stock Plan the Company may grant "incentive stock options", as defined in Section 422A of the Internal Revenue Code of 1986 (the "Code"), nonqualified stock options, restricted stock and bonus award shares. Bonus award shares are restricted shares that are payable upon vesting in cash and/or stock at the Company's election. The option exercise price of stock options may not be less than the fair market value per share of Class A Common Stock on the date the option is granted. Other than in the case of the death of an award recipient (as described below), such options may be exercised for a term no longer than ten years. The Stock Plan provides that, in conjunction with the grant of an option, the Company may grant stock appreciation rights ("SARs") pursuant to which the employee may elect to receive payment, either in lieu of the right to exercise such option or in addition to the stock received upon the exercise of such option, as the Compensation Committee may determine at the time the SAR is granted, equal to the difference between the fair market value of the stock as of the date the SAR is exercised and the option exercise price. The Stock Plan permits the granting of restricted shares and bonus award shares at prices determined by the Compensation Committee.

    An employee will not realize any income when an incentive stock option is granted under the Stock Plan or when such an option is exercised, and the Company will not be entitled to a deduction with respect to the grant or exercise of such an option. The difference between the exercise price of an incentive stock option and the fair market value of the Shares subject to the option at the time of exercise is an item of tax preference which may result in the employee being subject to the alternative minimum tax. If the employee holds the Shares acquired under an incentive stock option for at least two years from the date the option is granted and at least one year from the date of exercise of the option, any gain realized by the employee when the Shares are sold will be taxable as capital gain. If the holding periods are not satisfied, the employee will realize ordinary income in the year of the disposition of the Shares in an amount equal to the excess of the fair market value of such Shares on the date of exercise (or the proceeds of the disposition, if lower) over the option price, and the Company will be entitled to a corresponding deduction. Any remaining gain will generally be capital gain. If an incentive stock option is settled by the Company in cash, Shares or a combination thereof, the employee will recognize ordinary income at the time of settlement equal to the fair market value of such cash, Shares or combination thereof and the Company shall be entitled to a corresponding deduction.

    An employee will not realize any income, and the Company will not be entitled to a deduction, at the time that a nonqualified stock option is granted under the Stock Plan. Upon exercising a nonqualified stock option, an employee will realize ordinary income, and the Company will be entitled to a corresponding deduction, in an amount equal to the excess of the fair market value on the exercise date of the Shares subject to the option over the exercise price of the option. The employee will have a basis in the Shares received as a result of the exercise, for purposes of computing capital gain or loss, equal to the fair market value of those Shares on the exercise date and the employee's holding period in the Shares received will commence on the date of exercise. If a nonqualified stock option is settled by the Company in cash, Shares or a combination thereof, the employee will recognize ordinary income at the time of settlement equal to the fair market value of such cash, Shares or combination thereof and the Company shall be entitled to a corresponding deduction.


    Restricted shares, bonus award shares and shares issuable upon the exercise of an option are paid, at the specified vesting or exercise date, as the case may be, in shares of the Company's Class A Common Stock unless satisfied or settled in cash pursuant to the terms of the Stock Plan. On March 31, 1994, the closing price of a share of Class A Common Stock on the American Stock Exchange was $53.875. No awards were granted to any executive officer, director, nominee for director or any associate of any such person during 1993 other than an award of 5,000 stock options and 5,000 SARs to Sheila Mahony on January 12, 1993. During 1993, a total of 7,850 options, 7,850 SARs and 2,850 bonus award shares were issued to employees of the Company and its affiliates (including Ms. Mahony) under the Stock Plan.


                    (5) APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has appointed the firm of KPMG Peat Marwick as independent auditors for the fiscal year 1994. The stockholders are requested to ratify and approve such appointment.

    It is expected that a representative of KPMG Peat Marwick will be present at the annual meeting of stockholders. The representative will have an opportunity to make a statement and is expected to be available to respond to appropriate questions.

    The affirmative vote of a majority of the votes cast at the annual meeting, in person or by proxy, by holders of the Class A Common Stock and the Class B Common Stock, voting together as a single class, is required to ratify and approve the appointment of KPMG Peat Marwick as the Company's auditors for 1994. Abstentions from voting and broker non-votes will have no effect on the outcome of the vote on this proposal.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION AND APPROVAL OF THE APPOINTMENT OF KPMG PEAT MARWICK AS THE COMPANY'S AUDITORS FOR 1994.

                    SHAREHOLDER PROPOSALS AND OTHER MATTERS

    As of this date the Board of Directors is not aware of any matters which may come before the meeting other than those hereinabove set forth, but the proxy solicited herewith confers discretionary authority to vote with respect to any other business that may properly come before the meeting.

    Proposals of stockholders intended to be presented at the Company's 1995 annual meeting of stockholders must be received by the Company at its executive offices shown on page 1 of this proxy statement on or prior to January 24, 1995 to be eligible for inclusion in the Company's proxy material to be used in connection with the 1995 meeting.

    The Company's Annual Report on Form 10-K for the Company's fiscal year December 31, 1993 statements is enclosed herewith.

                                          By order of the Board of Directors,

                                          Robert S. Lemle
                                          EXECUTIVE VICE PRESIDENT,
                                          GENERAL COUNSEL AND SECRETARY

Woodbury, New York
May 24, 1994

CLASS A PROXY

                        CABLEVISION SYSTEMS CORPORATION
                      SOLICITED BY THE BOARD OF DIRECTORS
                 ANNUAL MEETING OF STOCKHOLDERS, JUNE 14, 1994

   The undersigned hereby appoints FRANCIS F. RANDOLPH, JR., MARC A. LUSTGARTEN AND ROBERT S. LEMLE and each of them, jointly and severally, proxies with full power of substitution, to vote all stock of CABLEVISION SYSTEMS CORPORATION (the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting to be held at the Company's executive offices, One Media Crossways, Woodbury, New York 11797, on Tuesday, June 14, 1994, at 10:00 o'clock in the morning, and at any adjournment thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:
   Unless otherwise specified in the spaces provided, the undersigned's vote is to cast FOR the election of the nominees for directors listed in Proposal (1) and FOR approval of Proposals (2), (3), (4) and (5) below, all as more fully described in the accompanying Proxy Statement.
   Receipt of the Notice of said annual meeting and of the Proxy Statement and Annual Report on Form 10-K of CABLEVISION SYSTEMS CORPORATION accompanying the same is hereby acknowledged.


               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

PLEASE SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE. If you recieve more then one proxy card, please sign and return ALL cards in the enclosed envelope.

I plan to attend the meeting.   / /

1.  Election of the following nominees as Class A Directors:

FOR all nominees listed (except as marked below)  / /

WITHHOLD AUTHORITY to vote for all nominees listed  / /

Charles D. Ferris, Richard H. Hochman, Victor Oristano and A. Jerold Perenchio

(INSTRUCTION: To withhold authority for any individual nominees, strike a line through the nominee's name in the list below.)

2. Proposal to authorize and approve an amendment to the Company's Certificate of Incorporation permitting the distribution of capitol stock of a subsidiary of the Company with voting rights proportionate to those of the Company's Class A and Class B Common Stock.

FOR       / /         AGAINST     / /           ABSTAIN     / /

3. Proposal to authorize and approve an amendment to the Company's Amended and Restated Employee Stock Plan permitting the exercise of stock options granted under such plan separately from the exercise of stock appreciation rights granted in conjunction therewith.

FOR       / /         AGAINST     / /           ABSTAIN     / /

4. Proposal to authorize and approve an amendment to the Company's Amended and Restated Employee Stock Plan permitting the extension of the ten year term of an option granted under the plan in the event of the death of an option holder.

FOR       / /         AGAINST     / /           ABSTAIN     / /

5. Proposal to ratify and approve the appointment of KPMG Peat Marwick, as auditors for the fiscal year 1994.

FOR       / /         AGAINST     / /           ABSTAIN     / /

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Date                            , 1994
    ----------------------------
Signature
         -----------------------------

Your signature should appear the same as your name appears hereon. If signing as attorney, executor, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed.

       PLEASE DATE, SIGN AND RETURN THIS PROMPTLY IN THE ENVELOPE PROVIDED